EXHIBIT 10.5

AMENDED AND RESTATED PENSKE AUTOMOTIVE GROUP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

December 9, 2020

I.	Introduction and Definitions
A.	Purpose. The purpose of this Plan is to promote the interests of Penske Automotive Group, Inc. and its stockholders by helping to attract and retain highly qualified non-employee directors. This Plan was originally adopted on December 10, 2003, and the Company now amends and restates the Plan on the date provided above.
B.	Definitions. Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the meanings set forth in this section:
1.	“Board” shall mean the Board of Directors of the Company or its Compensation and Management Development Committee.
2.	“Code” shall mean the Internal Revenue Code of 1986, as amended.
3.	“Company” shall mean Penske Automotive Group, Inc., a Delaware corporation, and any successor corporation.
4.	“Director” shall mean a member of the Board.
5.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
6.	“Non-Employee Director” shall mean a Director who is not also a salaried employee of the Company or any of its subsidiaries. Only Non-Employee Directors may participate in the Plan.
7.	“Payment Date” shall mean a date selected by the Board which falls within the first quarter of the calendar year following the calendar year in which a Non-Employee Director served on the Board.
8.	“Plan” shall mean this Amended and Restated Penske Automotive Group, Inc. Non-Employee Director Compensation Plan as effective on the date as provided for above, as set forth herein, and as it thereafter may be amended from time to time.
9.	“Stock” shall mean shares of the Voting Common Stock of the Company, par value $0.0001 per share.
10.	“Termination of Service”, and any similar term used in the Plan, means a Non-Employee Director’s separation from service as defined under Section 409A of the Code.

II.	Non-Employee Director Fees
A.	Fee. Each Non-Employee Director is currently paid for each calendar year of service (i) a fee of $40,000, (ii) in the event the Director is a member of the Audit Committee of the Board, an additional $5,000, (iii) in the event the Director is a Committee Chair, an additional $10,000, and (iv) in the event the Director is the Lead Independent Director, an additional $25,000 and (together with any other cash compensation provided to a Non-Employee Director, the “Fee”); provided, however, that the Fee shall be prorated for any partial calendar year of service as a Non-Employee Director. The Fee may be reduced, increased or otherwise amended from time to time by the Board and all references to the Fee shall include such amounts as so amended.
B.	Manner of Payment. The Non-Employee Director must elect in advance and in writing whether all or a portion of such Fee shall be deferred according to Section III. This election must be received by the Company on or before December 31 (the “Election Date”) of the preceding calendar year, except as otherwise provided in Section III.B with respect to new Non-Employee Directors. Once made, this election is irrevocable for the subsequent calendar year and will remain in effect for Fees earned for all future calendar year periods until the Non-Employee Director makes a valid subsequent written election. The Non-Employee Director shall also elect in advance of the Payment Date to receive all or a part of the Fee in the form of cash or Stock.
C.	Payment Date. That portion of the Fee not deferred shall be paid in full on the Payment Date. Any portion of the Fee deferred shall be paid according to Section III.F. If a Non-Employee Director fails to timely elect the manner of payment, then that Non-Employee Director’s Fee shall be paid in cash.
D.	Election to Receive Fee in Stock.
1.	Any Non-Employee Director’s Fee elected to be paid in Stock, if not deferred, shall be paid in shares of Stock determined by dividing the Fee by the closing market price of the Stock as reported on the New York Stock Exchange on the Payment Date or, if deferred, then allocated in Stock units (“Units”) to the Non-Employee Director’s Deferred Fees Account using the same method of determination.
2.	Such shares of Stock shall not be subject to any transfer or resale restrictions other than those applicable under federal and state securities laws.
3.	If a Non-Employee Director becomes a member of the Board after the Election Date, then such Director may elect to receive the Fee in the form of Stock on the Payment Date by making such election within 30 days after becoming a Director.
4.

Any shares of Stock paid to a Non-Employee Director, or Units credited to a Non-Employee Director’s Deferred Fees Account, shall be issued from the Company’s 2020 Equity Incentive Plan (or any successor plan).

III.	Deferral of Non-Employee Director Fee
A.	Introduction. Non-Employee Directors, on an individual basis, may defer all or part of their Fee until such time as they have a Termination of Service from the Board.
B.	Manner of Deferral. On or before the Election Date, a Non-Employee Director may elect to defer all or a portion of the Fee (the “Deferred Fee”); provided, that a Non-Employee Director who first commences service on the Board during the course of a calendar year, rather than prior to such year, may make such election to defer with respect to such year not later than the 30th day following the date on which the Non-Employee Director first commences service, and such deferral election shall be effective with regard to Fees earned during such calendar year after the effective date of the election. Such election shall be irrevocable for the period of service for which the Fee is payable and will remain for all future calendar year periods until the Director makes a valid subsequent election. The Deferred Fee will be credited to a notional account maintained by the Company to record the Non-Employee Director’s Deferred Fee (the “Deferred Fees Account”) as of the Payment Date and accounted for pursuant to the manner of payment elected by the Non-Employee Director until fully paid.
C.	Deferral of Stock. If a Non-Employee Director elects to receive the Fee in Stock, the payment of which has been deferred in whole or in part, then the Non-Employee Director’s Deferred Fees Account will be credited with the number of Units, calculated to the nearest thousandths of a Unit, determined by dividing the amount of the Deferred Fee by the closing market price of the Stock as reported on the New York Stock Exchange on the Payment Date. The Non-Employee Director’s Deferred Fees Account will also be credited with the number of Units determined by multiplying the number of Units in the Non-Employee Director’s Deferred Fees Account by any per share cash dividends declared by the Company on its Stock and dividing the product by the closing market price of the Stock as reported on the New York Stock Exchange on the related dividend payment date, and also by multiplying the number of Units in the Non-Employee Director’s Deferred Fees Account by any stock dividends declared by the Company on its Stock.
D.	Deferral of Cash. If a Non-Employee Director elects to receive the Fee in cash, the payment of which has been deferred in whole or in part, then the Non-Employee Director’s Deferred Fees Account (a) will be credited on the Payment Date in an amount equal to the Deferred Fee, and (b) will be credited as of the end of each calendar quarter with an additional amount (or negative amount) equal to the returns of the PIMCO Total Return Fund Institutional Class and the Northern Funds Stock Index Fund (or such successor funds with similar characteristics as the Board shall determine), assuming 50% the Deferred Fees were invested in each such fund from the date credited (or the end of the preceding quarter, if later) to the end of such quarter.
E.	Recapitalization. If, as a result of a recapitalization of the Company (including stock splits), the Company’s outstanding shares of Stock shall be changed into a greater or smaller number of shares, the number of Units credited to a Non-Employee Director’s Deferred Fees Account shall be appropriately adjusted on the same basis.

F.	Distribution of Deferred Fees.
1.	Upon a Non-Employee Director’s Termination of Service, the Non-Employee Director shall receive the amount credited to his Deferred Fees Account in five substantially equal annual installments commencing on the first Payment Date following the Non-Employee Director’s Termination of Service (the “Installment Payment Date”) according to Section III.F.4, unless prior to the Election Date (or such later time specified in Section III.B. for new directors), the Non-Employee Director elects to receive payment in a single lump sum upon Termination of Service. The installment payments provided for in this Section III.F.1. shall be treated as a right by the Non-Employee Director to a series of separate annual installment payments. If the Non-Employee Director elects to receive payment in a single lump sum, then the Non-Employee Director’s entire Deferred Fees Account will be paid as soon as reasonably practicable after the Director’s Termination of Service, subject to Section III.F.6.
2.	Survivor Payout. Beginning on and after December 9, 2021, in the event of a Non-Employee Director’s death prior to receiving all entitled deferred payments, the value of the Deferred Fees Account on the date of the Non-Employee Director’s death shall be determined and paid to the beneficiary(ies) designated by the Non-Employee Director (or, failing such designation, to the Non-Employee Director’s estate) in a single lump sum, and such payment shall be made as soon as practicable after the Non-Employee Director’s death. If a Non-Employee Director’s death occurs before December 9, 2021, then the Non-Employee Director’s designated beneficiary (or the Non-Employee Director’s estate in the absence of a valid beneficiary designation) shall be paid according to Section III.F.1.
3.	Form of Payment Elections.
a.	All payments from the Non-Employee Director’s Deferred Fees Account shall be in the form of cash. Any Units in a Deferred Fees Account shall be converted to cash by multiplying the number of such Units by the closing price of a share of Stock as reported on the New York Stock Exchange on the last trading day before the relevant payment date.
b.	Notwithstanding the preceding paragraph, upon request of the Non-Employee Director, and subject to the Board’s approval, a Non-Employee Director, former Non-Employee Director, or deceased Non-Employee Director’s beneficiary or legal representative may elect at any time to have any or all payouts, or remaining payouts, of the Non-Employee Director’s Deferred Fees Account paid out in cash or in shares of the Stock.
4.	Determination of Amount of Cash Installment Payments.
a.	The amount of the first cash installment payment shall equal the cash and/or Units in the Non-Employee Director’s Deferred Fees Account on the first Installment Payment Date multiplied a fraction, the numerator of which is one and the denominator of which is five. Each subsequent installment shall be calculated in the same manner as of each subsequent Installment Payment Date except that the denominator shall be reduced by the number of installments which have been previously paid.
b.	The amount of cash payable for deferred fees accounted for as Units based on the Company’s Stock value will be paid as described above, based on the number of Units in the Non-Employee Director’s Deferred Fees Account on the Installment Payment Date multiplied by the closing market price of the Company’s Stock as reported on the New York Stock Exchange on the last trading day preceding the Installment Payment Date.
5.	Determination of Amount of Installment Payments in Shares of Stock.
a.	The amount of the first installment payment payable in shares of the Stock for deferred fees shall equal the value of the cash and/or Units in the Non-Employee Director’s Deferred Fees Account on the date of the first Installment Payment Date multiplied by a fraction, the numerator of which is one and the denominator of which is five. Each subsequent installment shall be calculated in the same manner as of each subsequent Installment Payment Date except that the denominator shall be reduced by the number of installments which have been previously paid.
b.	If a payout to be made in shares of the Stock is based on deferred fees accounted for as cash, the number of shares payable shall be determined by dividing the amount of cash that would otherwise be payable by the closing market price of the Stock as reported on the New York Stock Exchange on the last trading day preceding the Installment Payment Date.
c.	Except for the final installment payment, only whole shares shall be payable, and the value of any fractional share payable shall be retained in the Non-Employee Director’s Deferred Fees Account until the final installment payment, at which time the value of any fractional share payable shall be paid in cash, based on the fractional share multiplied by the closing market price of Stock as reported on the New York Stock Exchange on the last trading day preceding the Installment Payment Date.
6.	Six-Month Delay In Certain Payments. Notwithstanding the provisions of Section III.F.1. above, if a Non-Employee Director is a specified employee (within the meaning of the default provisions for determining specified employees under Section 409A of the Code) with respect to the Company at the time of his or her Termination of Service, all payments that would have been due during the six-month period following the Non-Employee Director’s Termination of Service shall be paid on the date that is six months and one day after the Non-Employee Director's Termination of Service (or, if earlier, as soon as practicable after the date of the Non-Employee Director’s death).

IV.	General Terms
A.	Unfunded Plan. The Plan constitutes an unfunded plan for deferred compensation. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase Stock or place any cash, Stock or Units in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.
B.	Effective Date. The amended and restated Plan shall be effective as of the date hereof.
C.	Amendment and Termination of the Plan. The Board in its discretion may terminate the Plan or alter or amend the Plan or any part thereof from time to time.
D.	Rule 16b-3. The terms and conditions of each grant of a Stock or Units under the Plan shall be deemed approved in advance by the Board for purposes of the exemption from Section 16(b) of the Exchange Act available under Rule 16b-3(d)(1) and other applicable rules promulgated under Section 16 the Exchange Act.
E.	Nonassignability. It shall be a condition of this Plan (and all rights of each Non-Employee Director and beneficiary shall be subject thereto) that no amount payable hereunder shall be assignable in whole or in part, either directly or by operation of law except by will or the laws of descent or distribution. Further, no right or interest of each Non-Employee Director or beneficiary under the Plan shall be liable for, or subject to, any obligation or liability of such director or beneficiary, including claims for alimony or the support of any spouse.
F.	Section 409A of the Code. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code. The Plan shall be interpreted and administered in a manner consistent with this intent.